Press Release                              Source: National R.V. Holdings, Inc.

National R.V. Holdings Announces Sale of Country Coach

Friday, February 16, 2007

PERRIS, Calif., Feb 16 /PRNewswire-FirstCall/ -- National R.V. Holdings, Inc. (NYSE: NVH), today announced that it has entered into a binding definitive agreement to sell its Junction City, Oregon Country Coach Subsidiary to Country Coach Holdings, LLC, a company owned primarily by Riley Investment Management, LLC. The all-cash deal calls for a one-time cash payment of $38.75 million and the assumption of approximately $13 million in debt in the form of overdue payables, and is expected to close early next week.

"This transaction is very good for the Company, enabling us to clear up our debt and provide the necessary funding and resources to support National RV in its turnaround," stated Brad Albrechtsen, the Company's CEO. "The future looks very exciting. We have been able to hold our own in the marketplace in spite of the uncertainty and difficulties. We have continued to add innovative products and to partner with new dealers. The sale of Country Coach provides the resources to return our focus to designing, building, and selling great motorhomes.

In addition," continued Albrechtsen, "we can now bring an end to what has been a very difficult period and a very public process, which have resulted in a tremendous amount of uncertainty amongst our shareholders, employees, dealers, suppliers, and even our motorhome owners. We appreciate everyone's patience and loyalty.

Doy Henley, Chairman of the Board of National RV Holdings, stated "We deeply appreciate the tremendous efforts that all of our employees have put forth during this difficult time. We also appreciate the patience of our stockholders and lenders. We are confident that this transaction not only allows us to move forward without the severe capital restrictions we have been under operationally, but also gives us the resources to pursue with vigor all possible legal options in connection with the tremendous damages we incurred due to defective fiberglass material that was sold to us by Crane Composites. This problem happened to us at the worst possible time and caused severe financial hardship on our Company."

In commenting on the decision to sell Country Coach, Albrechtsen stated "We genuinely believe the transaction is in the best interests of both Country Coach and our shareholders. The decision stemmed from our inability to provide the capital necessary for both the Country Coach operations and the National RV turnaround. We simply didn't have the resources to fight both battles. It gives Country Coach the opportunities it needs while retaining National RV, and provides an opportunity for growth and value enhancement for our shareholders."

The Company also reported that cost-cutting efforts have and will continue at National RV in response to continued weakness in the Class A market, and that the sale of Country Coach also enables the Company to streamline some of its corporate and public costs.

The Company also announced that it has signed an amendment to its credit facility with UPS Capital and Wells Fargo. In light of the reduced needs, the amendment calls for the withdrawal of UPS from the line of credit, and a reduction in the line from $40 million down to $15 million.

The Spartan Group LLC acted as financial advisor to the Company with regards to this transaction.

About National R.V. Holdings, Inc.

National R.V. Holdings, Inc., through its wholly owned subsidiary, National RV, Inc. (NRV), is one of the nation's leading producers of motorized recreation vehicles. NRV is located in Perris, California where it produces Class
A gas and diesel motor homes under model names Dolphin, Islander, Pacifica, Sea Breeze, Surf Side, Tradewinds and Tropi-Cal.


This release and other statements by the Company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements about the Company's future expectations, performance, plans, and prospects, as well as assumptions about future events. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from that projected or suggested herein due to certain risks and uncertainties including, without limitation, the cyclical nature of the recreational vehicle industry; continuation of losses; the ability of the Company to address the effects caused by fiberglass material supplied by a third party supplier; the ability of the Company's new and redesigned product introductions to achieve market acceptance; the ability of the Company to close the sale leaseback transaction discussed above; the ability of the Company to obtain long-term debt financing; seasonality and potential fluctuations in the Company's operating results; any material weaknesses in the Company's internal control over financial reporting or the failure to remediate any of the previously disclosed material weaknesses; any failure to implement required new or improved controls; the Company's ability to maintain its stock exchange listing; the Company's dependence on chassis suppliers; potential liabilities under dealer/lender repurchase agreements; competition; government regulation; warranty claims; product liability; and dependence on certain dealers and concentration of dealers in certain regions. Certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested are set forth in the Company's Form 10-K and other filings with the Securities and Exchange Commission (SEC) and the Company's public announcements, copies of which are available from the SEC or from the Company upon request.

    Contact:
    Thomas J Martini
    800.322.6007
    cfo@nrvh.com